FILED PURSUANT TO RULE 424(b)(3)
                                                  REGISTRATION NUMBER 333-119782




                                   PROSPECTUS

                             BRANDPARTNERS GROUP INC

                1,382,000 Shares of Common Stock, $.01 Par Value


o This Prospectus relates to the resale of our common stock by the selling security holders, all of whom were issued securities pursuant to an exemption under Regulation D, of up to:


     |X| 750,000 shares of our common stock issued under a modification agreement entered into between us and a selling security holders in connection with the cancellation of previously issued three (3) year warrants to purchase 500,000 shares of our common stock, at $0.68 a share. Additionally, under the modification agreement, a $1 million promissory note previously issued to the selling security holder concurrently with the warrants was canceled. Under the modification agreement, we simultaneously issued to the selling security holder a new unsecured subordinated promissory note in the amount of six hundred twenty five thousand ($625,000) dollars. The note as issued earns interest at 12% per annum, the same rate as the prior note and is due January 6, 2005. In partial payment of the $1 million note, as consideration for the cancellation of three hundred and seventy five thousand ($375,000) dollar debt obligation under the original note, the 750,000 shares of our common stock were issued and are included in this Prospectus;

     |X| 500,000 shares of our common stock that may be issued upon exercise of stock options exercisable at $.53 a share, the fair market value of our common stock the date of grant, issued to a selling security holder who is an officer and director;

     |X| 100,000 shares of our common stock that may be issued upon the exercise of warrants exercisable at $.75 a share, the fair market value of our common stock the date of issuance to the selling security holder for services performed for us; and

     |X| 32,000 shares of our common stock that have been issued to certain selling security holder in connection with services performed for us.


o We will not receive any proceeds from the sale of these shares. We will only receive proceeds from the exercise of options and warrants by selling security holders. Any proceeds received will be used for general corporate purposes.

o The selling security holders (as detailed below) may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with their sales.

o Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "BPTR." The last reported sales price for our common stock on February 8, 2205, was $0.96 per share.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

                    SEE " RISK FACTORS" BEGINNING ON PAGE 4.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is February 9, 2005

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          =====


Where You Can Find More Information                                          1

The Company                                                                  2

The Offering                                                                 3

Risk Factors                                                                 4

Recent Developments                                                         11

Legal Proceedings                                                           11

Use of Proceeds                                                             11

Dilution                                                                    12

Description of the Securities                                               12

Selling Security Holders                                                    15

Plan of Distribution                                                        16

Legal Matters                                                               17

Experts                                                                     17

                       WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and special reports, information statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at HTTP://WWW.SEC.GOV.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC.

1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2003.

2. The Company's Current Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and related Current Report on Form 8-K filed on April 28, 2004.

3.   The Company's Amended Definitive Schedule 14C filed on May 27, 2004.

4.   The Company's Current Report on Form 8-K filed on August 16, 2004.

5. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and related Current Report on Form 8-K filed August 16, 2004.

6.   The Company's Current Report on Form 8-K filed October 1, 2004.

7.   The Company's Current Report on Form 8-K filed October 1, 2004.

8.   The Company's Current Report on Form 8-K filed October 18, 2004.

9.   The Company's Current Report on Form 8-K filed October 22, 2004.

10.  The Company's Current Report on Form 8-K filed November 4, 2004.

11.  The Company's Current Reports filed on Form 8-K filed November 12, 2004.

12. The Company's 12B-25 and the Company's Current Report on Form 10-Q for the fiscal quarter ended September 30, 2004 filed November 16, 2004.

13. The Company's Amended Current Report on Form 8-K/A (No.1) filed on December 1, 2004.

14.  The Company's Current Report on Form 8-K filed on December 10, 2004.

15.  The Company's Current Report on Form 8-K filed on December 31, 2004.

16.  The Company's Current Report on Form 8-K filed on January 10, 2005.

17.  The Company's Current Report on Form 8-K filed on January 11, 2005.


A copy of our above-mentioned 10-K is included with this Prospectus. You may request another copy of the 10-K, at no cost, by writing or telephoning us at the following address:

                            BrandPartners Group Inc.
                          Attn: Chief Financial Officer
                                 10 Main Street
                         Rochester, New Hampshire 03839
                                 (800) 732-3999

You should rely only on information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information.

From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

o Our ability to obtain additional financing that may be necessary to fund our continuing operations;

o Our ability to enter into a new credit/banking facility or extend our current facility;

o    Fluctuations in our operating results;

o    Announcements regarding new services which we or our competitors provide;

o Changes within the financial services industry such as diminshed consolidation or outsourcing of design build, creative and fixture services;

o    Our ability to timely deliver and or provide services;

o    Modifications to or cancellation of design/build agreements by clients;

o Changes in stock market analysts' recommendations regarding BrandPartners, other companies that provide design build, creative work and fixture sales individually or in the aggregate;

o Changes in business conditions beyond our control that may disrupt our or our subcontractors' or distributors' ability to meet contractual obligations;

o    Fluctuations in market demand for our products and service; and

o Price and volume fluctuations in the stock market at large which do not relate to our operating performance.

For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS".


                                   THE COMPANY

We provide banks, brokerage tax service and insurance companies, and traditional retail companies with merchandising, creative/point of sale, furniture, environmental design and build, and marketing services through our wholly-owned subsidiary, Willey Brothers, Inc. ("Willey Brothers").

Our common stock is quoted on the Over the Counter Bulletin Board under the trading symbol "BPTR." As of February 8, 2005, we had outstanding 32,497,597 shares of our common stock. Assuming the exercise of the all of the options and warrants, we will have issued and outstanding 53,013,035 shares of common stock.

Our principal executive offices are located at 10 Main Street, Rochester New Hampshire 03839. Our telephone number is (800) 732-3999. Our website is located at http://www.bptr.com.

ORGANIZATIONAL HISTORY

We were incorporated in New York in August 1984, and prior to August 20, 2001 we were known as Financial Performance Corporation. On August 20, 2001, we reincorporated in Delaware by way of a merger into a wholly-owned Delaware subsidiary and changed our name to BrandPartners Group, Inc.

BUSINESS

We operate through our wholly-owned subsidiary, Willey Brothers. We purchased 100% of Willey Brothers' common stock on January 16, 2001. Willey Brothers provides financial services firms and other retailers with strategic market intelligence, data mining and network analysis services; creative, point-of-sale, and brand strategy services; system wide merchandising and distribution/logistics services; and branch design, build and project management services. We obtain the services of general contractors and merchandise vendors for our clients and customers. We do not directly perform any construction work nor do we maintain any construction equipment required to perform build out construction work.

                                  THE OFFERING

Common Stock outstanding as of February 8, 2005        32,497,597 shares


Shares offered by selling security holders             1,382,000 shares

Risk Factors                                           The shares involve a high
                                                       degree of risk. Investors
                                                       should carefully consider
                                                       the information set forth
                                                       under "RISK FACTORS".

Use of Proceeds                                        We will not receive any
                                                       proceeds from the sale of
                                                       the shares by the selling
                                                       security holders however
                                                       will receive proceeds in
                                                       the event options or
                                                       warrants are exercised.
                                                       Should we receive moneys
                                                       from the exercise of
                                                       options or warrants, the
                                                       proceeds will be used for
                                                       general working capital

Over-the-Counter Bulletin Board
trading symbol                                         BPTR

                                  RISK FACTORS

You should carefully consider the risks described below and all other information contained in this Prospectus before making an investment decision. The following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, could materially and adversely affect our business, financial condition and results of operations. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

                    RISKS ASSOCIATED WITH RESIGNATION OF OUR
                      FORMER INDEPENDENT PUBLIC ACCOUNTANTS

OUR FORMER INDEPENDENT PUBLIC ACCOUNTANTS, GOLDSTEIN AND MORRIS PC RESIGNED EFFECTIVE OCTOBER 20, 2004 WHICH MAY LIMIT YOUR ABILITY TO SEEK RECOURSE AGAINST THEM IN THE EVENT OF A CLAIM.

On October 20, 2004, Goldstein and Morris Certified Public Accountants informed us that they were resigning as our independent registered public accounting firm as it was no longer able to service our auditing needs as a public company. The resignation was not sought or recommended by our audit committee or our Board of Directors. Effective January 1, 2005 we learned that the firm of Goldstein and Morris was no longer an active operating entity engaged in the practice of public accounting and auditing work. Due to Goldstein and Morris' resignation and discontinuation of its public practice, investors and shareholders of our common stock may have limited recourse against Goldstein and Morris in the event of any claims associated with prior work performed on behalf of the Company by Goldstein and Morris as independent auditors.


                          Risks Related to Our Business

THE BUSINESS OF PROVIDING MERCHANDISING, DESIGN AND BUILD, CREATIVE/POINT OF SALE, FURNITURE AND MARKETING SERVICES TO FINANCIAL INSTITUTIONS AND TRADITIONAL RETAILERS IS HIGHLY COMPETITIVE, IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY OUR REVENUES AND PROFIT MARGINS WILL BE ADVERSELY AFFECTED.

The consulting design services, merchandising markets and the store build-out industry in which we operate include a large number of service providers and our business is highly competitive. Many of our competitors have greater financial, technical and marketing resources, larger customer bases, greater name recognition, and more established relationships with their customers and suppliers than we have. Larger and better capitalized competitors may be better able to respond to the need for technical changes, price their services more aggressively, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally.

Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their abilities to address client needs. New competitors or alliances among competitors could emerge and gain significant market share and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide superior services that gain greater market acceptance than the services that we offer or develop. Furthermore, our clients may establish either strategic sourcing or centralized purchasing departments, which may aggressively pursue low cost producers at the expense of value-add firms. In order to respond to increased competition and pricing pressure, we may have to lower our prices, which would have an adverse effect on our revenues, gross margins and net profits. In addition, financial institutions and banks may choose not to outsource their design and merchandising needs, which could have an adverse effect on our revenue growth. The merger and acquisition of financial institutions may result in a temporary increase in our business, but in the long term, a reduced number of branches of financial institutions and banks will reduce our customer base and result in a decline in resources.

A SIGNIFICANT OR PROLONGED ECONOMIC DOWNTURN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND PROFIT MARGIN.

Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by economic activity in general. If there is continued economic downturn, we may experience a reduction in the growth of new business as well as a reduction in existing business, which may have an adverse effect on our business, financial condition and results of operations. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing, budget reductions for design and build out work, reductions in the size of our clients' design and merchandising needs or mergers and consolidation in the financial services industry. Reduced demand for our services could increase price competition.

THE FINANCIAL SERVICES AND BANKING INDUSTRY HAS CONSOLIDATED IN RECENT YEARS AND IF IT CONTINUES TO CONSOLIDATE, WE MAY BE ADVERSELY AFFECTED BY A REDUCTION IN AVAILABLE MARKET SHARE.

The financial services and banking industry which we serve has experienced an unprecedented number of mergers and acquisitions in recent years. Our core market, the financial services and banking industry, has experienced an unprecedented number of mergers and acquisitions in recent years which is expected to continue. With the consolidation within the financial services industry with banks and brokerage firms we may lose existing clients by way of acquisition or merger, and we may have a reduction in available market share which could adversely affect our revenues.

THE PROFITABILITY OF OUR ENGAGEMENTS WITH CLIENTS MAY NOT MEET OUR EXPECTATIONS.

Unexpected costs or delays encountered in our build out projects of bank branches and financial institutions could make our outsourcing contracts or consulting engagements less profitable than anticipated. When making proposals for outsourcing or consulting contracts, we estimate the costs associated with such engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could have an adverse effect on our profit margin. In the event that we are unable to meet construction completion schedules, we may experience payment penalties in our agreements with our clients.

Additionally, we are also subject to cost overruns as a result of the delays in construction beyond our control, as well as unfinished so-called punch list items that are not figured in our cost estimate of a build out or new construction job.

In our consulting and build out business, cost overruns or early contract terminations could cause our business to be less profitable than anticipated. At the beginning of each new arrangement, we undertake an implementation process whereby we gather data and customize our analysis. We may experience delays in receiving final certificates of occupancy that can result in payment delays by our clients. From time to time, we also encounter changes in construction and building codes that can increase the costs of a long term build out project which we are unable to pass along to a customer.

Our clients typically retain us on a contract engagement-by-contract engagement basis, rather than under exclusive long-term contracts. Large client projects involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for or may cancel or delay additional stages of a project. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, such as the business or financial condition of the client or general economic conditions. When engagements are terminated, we lose the associated revenues, and we may not be able to eliminate associated costs or redeploy the affected employees in a timely manner to minimize the negative impact on profitability.

THE LOSS OF A SIGNIFICANTLY LARGE CLIENT OR SEVERAL CLIENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

Although our client relationships are often on a project by project basis, in fiscal year 2003 we had one client that accounted for 16% of our net revenues. The loss of a significantly large client or several clients could adversely impact our revenues and profitability. Given the amount of time needed to implement new design and build out clients, there is no assurance that we would be able to promptly replace the revenues lost if a significantly large client or several clients terminated our services.

WE MAY HAVE DIFFICULTY INTEGRATING OR MANAGING ACQUIRED BUSINESSES, WHICH MAY HARM OUR FINANCIAL RESULTS OR REPUTATION IN THE MARKETPLACE.

Our expansion and growth may be dependent in part on our ability to make acquisitions of similar companies or companies that provide synergy with our business. The risks we face related to acquisitions include that we could overpay for acquired businesses, face integration challenges and/or have difficulty finding appropriate acquisition candidates.

We may pursue acquisitions in the future, which may subject us to a number of risks, including:

o    diversion of management attention;
o amortization and potential impairment of intangible assets, which could adversely affect our reported results;
o inability to retain the management, key personnel and other employees of the acquired business;
o inability to establish uniform standards, controls, procedures and policies;
o    inability to retain the acquired company's clients;
o exposure to legal claims for activities of the acquired business prior to acquisition; and
o inability to effectively integrate the acquired company and its employees into our organization.

We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to us. We may not succeed at integrating or managing acquired businesses or in managing the larger company that result from these acquisitions. Client dissatisfaction or performance problems, whether as a result of integration or management difficulties or otherwise, could have an adverse impact on our reputation. In addition, any acquired business could significantly under perform relative to our expectations.

OUR BUSINESS WILL BE NEGATIVELY AFFECTED IF WE ARE NOT ABLE TO KEEP PACE WITH MARKETING CHANGES AND THE NEEDS OF OUR CLIENTS.

Our future success depends, in part, on our ability to develop and implement design and marketing plans that anticipate and keep pace with rapid and continuing changes in industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Also, marketing plans developed by our competitors may make our service noncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and complete important client engagements.

Our business is also dependent, in part, upon continued growth in business by our clients and prospective clients and our ability to deliver innovative design and marketing concepts to our clients. The effort to gain new clients, especially store build outs, requires us to incur significant expenses. If we cannot offer innovative cost effective plans as compared to our competitors, we could lose market share.

IF OUR CLIENTS OR THIRD PARTIES ARE NOT SATISFIED WITH OUR SERVICES, WE MAY FACE DAMAGE TO OUR PROFESSIONAL REPUTATION OR LEGAL LIABILITY AND PAYMENT DELAYS.

We depend to a large extent on our relationships with our clients and our reputation for high-quality outsourcing and consulting services. As a result, if a client is not satisfied with our services or products, it may be more damaging in our business than in other businesses. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. Defending lawsuits arising out of any of our services could require substantial amounts of management attention, which could adversely affect our financial performance. In addition to the risks of liability exposure and increased costs of defense and insurance premiums, claims may produce publicity that could hurt our reputation and business.

In the event that a construction or design of a job is delayed as a result of a dispute with a subcontractor or client, payment may be delayed and cause a cash flow deficit in our business. Additionally, subcontractors and vendors can file liens for materials and services which can create client problems that can delay payment.

The nature of our work, especially our store build outs involves the use of a large number of sub-contractors. Our ability to schedule and rely upon these sub-contractors for the timely and proper completion of a project is essential. The failure of a sub-contractor to timely or properly perform a job on a construction project could have a ripple effect that adversely affects our revenue stream.

WE DEPEND ON OUR EMPLOYEES; THE LOSS OF KEY EMPLOYEES COULD DAMAGE OR RESULT IN THE LOSS OF CLIENT RELATIONSHIPS AND ADVERSELY AFFECT OUR BUSINESS.

Our success and ability to grow is dependent, in part, on our ability to hire and retain talented people. We compete against many traditional retailers to attract our employees. The inability to attract qualified employees in sufficient numbers to meet demand or the loss of a significant number of our employees could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our revenues.

Our success largely depends upon the business generation capabilities and project execution skills of our employees. In particular, our employees' personal relationships with our clients are an important element of obtaining and maintaining client engagements. Losing employees who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations. We do have non-compete agreements with certain employees. However the enforceability of same may be limited due to the limitations on these agreements that have restricted their enforceability by court decisions in various states.

In addition, if any of our key employees were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key employees. Such hiring would not only result in our loss of key employees but also could result in the loss of a client relationship or a new business opportunity.

IF WE FAIL TO ESTABLISH AND MAINTAIN ALLIANCES FOR DEVELOPING, MARKETING AND DELIVERING OUR SERVICES, OUR ABILITY TO INCREASE OUR REVENUES AND PROFITABILITY MAY SUFFER.

Our business depends, in part, on our ability to develop and maintain alliances with businesses such as banks and financial service firms and companies in order to develop, market and deliver our services. If our strategic alliances are discontinued or we have difficulty developing new alliances, our ability to increase or maintain our client base may be substantially diminished.

INCREASE IN LABOR AND MATERIAL COSTS CAN RESULT IN A DECLINE IN PROFITABILITY.

We are subject to cost increases for both labor and materials, and while we have a good relationship with our employees, we cannot be certain that we will not face an increase in our labor costs, or an increase in the labor costs of our vendors and subcontractors that perform services on our construction jobs. Additionally, we are subject to material price increases that can be imposed on us during or after we have submitted a bid price for a construction job, and while we attempt to pass along cost increases for labor and materials, there is no assurance that we will be able to do so.

WE RELY ON THIRD PARTIES TO PROVIDE SERVICES AND THEIR FAILURE TO PERFORM THE SERVICE COULD DO HARM TO OUR BUSINESS.

As part of providing services to clients, we rely on a number of third-party service providers. These providers include construction contractors who are used in connection with store build out projects. The failure of a third party to properly or timely perform services can jeopardize our ability to maintain certain business relationships and could adversely affect our revenues.

We face cost increases as a result of increases in business insurance and related costs. We are required to carry business and professional liability insurance in favor of our clients, and insurance companies have been raising their premium rates for insurance coverage.

AN INCREASE IN BORROWING COSTS MAY HAVE AN ADVERSE IMPACT ON OUR CORE BUILDING AND CONSULTING BUSINESS.

The prime interest rate and fed funds borrowing rate is at a low point, and has continued to be at a low ebb to encourage and stimulate business development and economic growth. In the event of any increase in the prime and federal funds rates, our clients may postpone or eliminate new build out and construction jobs, as well as related consulting services which can have an adverse effect on our resources and profit.

                    Risks Related to Our Financial Condition

THE COMPANY AND THE PRICE OF OUR SHARES MAY BE ADVERSELY AFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE.


A large number of our restriced shares may be subject to Rule 144 of the Securities Act whereby they may currently be eligible for resale. Sales of a large amount of our common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

In the past, we have raised money through the sale of shares of our common stock or derivative securities that may convert into shares of our common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that we register such shares for resale by the investors to the public. These arrangements have taken various forms including private investments in public equities or "PIPE" transactions, and other transactions.

We will continue to seek financing on an as-needed basis on terms that are negotiated in arms-length transactions. Moreover, the perceived risk of dilution may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock.

WE HAVE INCURRED LOSSES IN THE PAST AND WE MAY INCUR LOSSES IN THE FUTURE.

We have incurred losses in each year since our inception. Our net loss for the year ended December 31, 2003 was $10,964,000, and our stockholders deficit at December 31, 2003 was $1,331,000. Depending upon business cycles and other factors beyond our control we may continue to experience losses, or in the event we experience a quarterly profit, profits may not be sustainable.

WE MAY REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR BUSINESS OPERATIONS OR IMPLEMENT BUSINESS INITIATIVES IN THE FUTURE

Although we believe that we currently have sufficient funding in place to sustain our present business operations for the foreseeable future, we continue to seek additional financing through the issuance of equity or debt. Additionally, if we experience any changes in the revenues we derive from merchandising, furniture sale, environmental design and build out, we may require additional funding to maintain our current business operations. Unless we are able to generate additional revenue from our current business, we will require additional funds to implement any business initiatives we may seek to realize in the future.

ALL OF OUR ASSETS ARE CURRENTLY PLEDGED AS SECURITY PURSUANT TO THE TERMS OF OUR CREDIT FACILITY.

We have recently completed a one year extension and restructuring of the senior credit facility of our wholly-owned subsidiary, Willey Brothers, Inc., effective December 29, 2004 with Bank of America Business Capital. All assets of our wholly owned subsidiary are pledged to secure the credit facility. The restructured facility provides for a $1,750,000 revolving credit facility through March 31,2005 and thereafter $1,500,000 and a $3,300,000 term loan. The original credit facility provided for a term loan of $8,000,000 and a revolving credit facility of $6,000,000. Under the restructured facility, Willey Brothers will pay a non default rate of interest of the base rate plus 3.50%. As an additional fully earned non-refundable amendment fee, Willey Brothers will pay 0.5% of the Obligations as of and on January 3, 2005; plus 1% of the Obligations as of and on June 30, 2005 and 1.5% of the Obligations as of and on September 30, 2005. Under the terms of the tenth amendment to the facility, Willey Brothers will pay prepayments toward the balance due under the term loan of $100,000 a month for the first six months which will increase to $200,000 a month for the remainder of the term. Additionally under the amendment, Willey Brothers will pay $25,000 a month for the first six months of the term of the amendment toward previously outstanding amendment fees of $580,000. The payments toward previously outstanding amendment fees will increase to $50,000 a month for the last six months of the amendment. The amended credit facility continues to impose certain other loan covenants on Willey Brothers and the Company. The facility expires on December 31, 2005. In the event we can not negotiate a further extension, modification or obtain a new credit facility, our ability to continue our business operations may be adversely affected.

                Risks Related to the Market for Our Common Stock

WE ARE UNCERTAIN HOW TRADING ON THE OVER THE COUNTER BULLETIN BOARD WILL AFFECT THE LIQUIDITY AND SHARE VALUE OF OUR STOCK.

Since August 29, 2003, our stock has traded on the Over-the-Counter Bulletin Board. We are uncertain, about the long-term impact, if any, on share value as a result of trading on the Over-the-Counter Bulletin Board.

THE PRICE OF OUR COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO AFFECT THE PRICE OF OUR STOCK.

Our common stock has traded as low as $0.01 per share and as high as $1.00 per share in the twelve months ended December 31, 2003. We believe that some of the factors leading to the volatility include:

o price and volume fluctuations in the stock market at large which do not relate to our operating performance;

o    fluctuations in our operating results;

o    concerns about our ability to finance our continuing operations;

o financing arrangements, including the recent financings, which have resulted in the issuance of a significant number of shares in relation to the number of shares previously outstanding;

o announcements of technological innovations or new products which we or our competitors make;

o changes in financial services and the banking industry in the United States or abroad;

o changes in stock market analysts' recommendations regarding BrandPartners and other companies that may provide similar services;

o    fluctuations in market demand for our services and products; and

o    sudden change in our management and composition of our Board of Directors.

OUR ISSUANCE OF WARRANTS, OPTIONS AND STOCK GRANTS TO CONSULTANTS FOR SERVICES MAY HAVE A NEGATIVE EFFECT ON THE TRADING PRICE OF OUR COMMON STOCK.

We have issued approximately 11 million options to purchase shares of our common stock as compensation to consultants, certain employees and directors. Our recently approved 2004 plan is intended to replace our 2001 option plan for prospective grants. As we continue to look for ways to minimize our use of cash while obtaining required services, we may issue additional options at or below the current market price and make additional stock bonus grants. In addition to the potential dilutive effect of a large number of shares and a low exercise price for options, there is the potential that a large number of the underlying shares may be sold on the open market at any given time, which could place downward pressure on the trading price of our common stock.


SHAREHOLDERS OF OUR COMMON STOCK MAY FACE DILUTION OF THEIR HOLDINGS.

The exercise of some or all of our outstanding warrants and options, including the exercise of our Class A Warrants and Class B Warrants which were previously registered (see "Description of Securities"), would dilute the then-existing stockholders' ownership of common stock, and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices for our common stock. In addition, the existence of a significant amount of outstanding options and warrants may encourage short selling because the exercise of the outstanding options and warrants could depress the price of our common stock. Moreover, the terms upon which we would be able obtain additional equity capital could be adversely affected, because the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided by such securities.

CERTAIN HOLDERS OF OUR CLASS A AND B WARRANTS ISSUED IN OUR PRIVATE PLACEMENT COMPLETED IN FEBRUARY 2002 HAVE CLAIMED THAT THE EXERCISE PRICE OF THEIR WARRANTS SHOULD BE RESET.

Under the terms of warrant agreements entered into as a part of our private placement completed in February 2002, we were obligated to reset the exercise price of warrants issued, if during the two year period immediately following the closing of the sale of common stock and warrants to a subscriber we issued, other than pursuant to a stock grant or stock options to employees or consultants on in connection with merger or acquisition activities, any shares of common stock or equivalents at a price or exercise price per share that was less that the market price as defined in the warrant agreements. We subsequently issued securities in a private placement that closed January 20, 2004 which as a result of the prior warrant agreements resulted in the ratcheting down of the exercise price of certain warrants issued in our placement completed in February 2002, provided the warrants were issued in a closing that occurred less than two years prior to January 20, 2004. Specifically, a total of 681,985 warrants issued in closings that occurred in the final two traunches of the placement completed in February 2002 were eligible for an adjustment of the excercise price as the January 20, 2004 share issuance occured within two years of the closings for those warrants. Certain holders of 4,232,421 warrants that were issued in closings more than two years prior to the January 20, 2004 date have also requested that their warrants be reset or ratcheted down and we contend that these warrants should not be reset by virtue of the terms of their warrant agreements.


OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

Shares of our common stock are "penny stocks" as defined in the Exchange Act, which are traded in the Over-The-Counter Market on the OTC Bulletin Board. As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

o the bid and offer price quotes in and for the "penny stock", and the number of shares to which the quoted prices apply.

o    The brokerage firm's compensation for the trade.

o The compensation received by the brokerage firm's sales person for the trade.

In addition, the brokerage firm must send the investor:

o a monthly account statement that gives an estimate of the value of each "penny stock" in the investor's account.

o A written statement of the investor's financial situation and investment goals.

Legal remedies, which may be available to you as an investor in "penny stocks", are as follows:

o if "penny stock" is sold to you in violation of your rights listed above, or other federal or states securities laws, you may be able to cancel your purchase and get your money back.

o if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.

o if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of our common stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock more difficult and may reduce the value of the investment. Various state securities laws pose restrictions on transferring "penny stocks" and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired.

OUR BOARD OF DIRECTORS HAS CERTAIN DISCRETIONARY RIGHTS WITH RESPECT TO OUR PREFERRED SHARES THAT MAY ADVERSELY EFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS.

Our Board may, without shareholder approval, designate and issue our preferred stock in one or more series. Additionally, our Board may designate the rights and preferences of each series of preferred stock it designates which may be greater than the rights of our common stock. Potential effects on our common stock may include among other things:

o    restricting dividends;

o    dilution of voting power;

o    impairment of liquidation rights; and

o    delay or preventing a change in control of the Company.

OUR CERTIFICATE OF INCORPORATIONS PLACES LIMITATIONS ON THE LIABILITY OF DIRECTORS.

Our Certificate of Incorporation includes a provision to eliminate, to the fullest extent permitted by the Delaware General Corporation Law as in effect from time to time (the "DGCL"), the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our Certificate of Incorporation and By-laws include provisions requiring us to indemnify, to the fullest extent permitted by the DGCL, any persons made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at our request as a director or officer of another corporation or entity, against all expense, liability or loss incurred in connection therewith. Such provisions also permit us, to the extent authorized by our Board of Directors, to indemnify and grant rights to indemnification to our employees and agents to the fullest extent such indemnification is available to officers and directors.

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY MAKE IT MORE DIFFICULT TO EFFECTUATE A CHANGE IN THE COMPOSITION OF OUR BOARD.

Certain provisions in our Certificate of Incorporation and By-laws may make it more difficult for holders of a majority of the outstanding shares of Common Stock to change the composition of the Board of Directors and to remove existing management where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes.


                               RECENT DEVELOPMENTS

On September 29, 2004 we entered into entered into a modification agreement with Longview Fund L.P. Under the agreement, three (3) year warrants to purchase 500,000 shares of our common stock at $0.68 a share previously issued to Longview on July 6, 2004 were canceled. Additionally, under the modification agreement, the $1 million promissory note previously issued to Longview concurrently with the warrants was canceled. We simultaneously issued to Longview a new unsecured subordinated promissory note in the amount of six hundred twenty five thousand ($625,000) dollars. The note as issued to Longview earns interest at 12% per annum, the same rate as the prior note and is due January 6, 2005. In partial payment of the $1 million note, as consideration for the cancellation of three hundred and seventy five thousand ($375,000) dollar debt obligation under the original note, we issued 750,000 shares of common stock being registered for resale under this Prospectus. Subsequently effective as of January 5, 2005, we entered into a modification agreement with Longview extending the maturity date of the note one hundred and twenty (120) days to May 6, 2005. We have the right to prepay all or a portion of the note at any time. In consideration of the extension of the term of the 12% note, we may issue up to 200,000 warrants to purchase 200,000 warrant shares of our common stock at $0.85 a share. Warrants are to be issued in increments of 50,000 every thirty
(30) days from the effective date of the modification of the note until the maturity date. In the event we prepay all or a portion of the note, the number of warrants to be issued on the issuance dates will be reduced on a pro-rata percentage basis by the prepayment amount. The term of the warrants if/when issued, will be three (3) years from the date of issuance. We have granted cost free piggyback registration rights for the warrant shares.

On October 20, 2004, our former certified accountants, Goldstein and Morris Certified Public Accountants, P.C. resigned as they advised us that they no longer had the resources available to service the account. Goldstein and Morris was previously appointed as our certifying accountants on February 18, 2004, and had audited our consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders equity (deficit) and cash flows for the years ended December 31, 2003, 2002 and 2001. Goldstein and Morris' reports on the financial statements for our fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the period in which Goldstein and Morris audited our financial statements and the interim period in which Goldstein and Morris served as our certifying accountants, there were no disagreement(s) with Goldstein and Morris on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Goldstein and Morris, would have caused Goldstein and Morris to make reference to the subject matter of such disagreement(s) in connection with its audit report.

On November 2, 2004, upon recommendation of our audit committee, our Board of Directors engaged Michael F. Albanese, CPA to audit our consolidated financial statements. During the two most recent fiscal years and through November 2, 2004, we had not consulted with Albanese regarding either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided that was an important factor considered in our reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement.

On December 8, 2004 our Board of Directors unanimously adopted an amended Code of Ethics.

On December 28, 2004, we as guarantor and our wholly owned subsidiary Willey Brothers, Inc. as borrower entered into a tenth amendment to the senior credit facility of Willey Brothers with Bank of America Business Capital. The tenth amendment to the facility provides for a twelve month extension of the facility comprised of a $3,300,000 term loan and a revolving credit facility of $1,750,000 for the first three months which will be reduced to $1,500,000 for the balance of the term of the amendment. The non default rate of interest under the tenth amendment will be the base rate plus 3.5%. As an additional fully earned non-refundable amendment fee, Willey Brothers paid 0.5% of the Obligations as of and on January 3, 2005; plus will pay 1% of the Obligations as of and on June 30, 2005 and 1.5% of the Obligations as of and on September 30, 2005. Under the terms of the tenth amendment to the facility, Willey Brothers will pay prepayments toward the balance due under the term loan of $100,000 a month for the first six months which will increase to $200,000 a month for the remainder of the term. Additionally under the amendment, Willey Brothers will pay $25,000 a month for the first six months of the term of the amendment toward previously outstanding amendment fees of $580,000. The payments toward previously outstanding amendment fees will increase to $50,000 a month for the last six months of the amendment. The amended credit facility continues to impose certain other loan covenants on both Willey Brothers and us. The facility expires on December 31, 2005 with the right of prepayment without penalty during its term.


                                LEGAL PROCEEDINGS

From time to time during the ordinary course of our business, we are named as a party in legal proceedings. At the current time, we are not party to any litigation that in the estimation of management would be deemed material.


                                 USE OF PROCEEDS

We will not realize any proceeds from the sale of the common stock by the selling security holders; rather, the selling security holders will receive those proceeds directly. However, we will receive cash upon the exercise of options and warrants previously issued to certain selling security holders. The options and warrants have various exercise prices ranging form $0.53 to $0.75 (see "Selling Shareholders"). Assuming the exercise of all options and warrants for underlying shares of common stock included in this registration statement, we would receive $340,000. We intend to use the proceeds, if any, from the exercise of the options and warrants for general working capital purposes.

                                    DILUTION

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower the price of our Common Stock. If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay for the Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of Common Stock.

The net tangible book value of our Common Stock as of September 30, 2004, was $(8,496,181) or approximately $(.26) per share. Assuming that on September 30, 2004,

o    if we had issued a total of 782,000 shares to selling security holders;
o if we had issued a total of 500,000 shares to a selling security holder upon his exercise of options to purchase 500,000 shares at a price of $0.53 per share and if we had received $265,000 in net proceeds;
o if we had issued a total of 100,000 shares to a selling security holder upon its exercise of warrants to purchase 100,000 shares at a price of $0.75 per share and if we had received $75,000 in net proceeds;
o then our pro forma net tangible book value as of September 30, 2004 would have been $(7,781,181), or approximately $(.23) per share.


This represents an immediate increase in the net tangible book value of approximately $.03 per share to existing stockholders on September 30, 2004.

The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, and the actual number of shares we may issue to certeain selling security holders should they exercise their options and warrants.


                          DESCRIPTION OF THE SECURITIES

DESCRIPTION  OF COMMON STOCK

Our authorized capital stock is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.01 par value, and 20,000,000 shares of preferred stock. As of February 8, 2005, we had outstanding 32,153,036 shares of Common Stock and no shares of preferred stock.

DIVIDENDS

Holders of Common Stock are entitled to receive dividend and other distributions in cash, stock or property, when, as and if declared by the Board of Directors of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock. To date, we have not paid any dividends on our Common Stock.

Any payment of future cash dividends and the amount thereof will be dependent upon our earnings, financial requirements, and other factors deemed relevant by our Board of Directors.

VOTING RIGHTS

At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to stockholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

LIQUIDATION RIGHTS

If there is any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

OTHER RIGHTS AND INFORMATION

The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights or conversion rights and the Common Stock may not be redeemed. The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company. Our Common Stock is currently traded on the OTC Bulletin Board under the trading symbol "BPTR".

DESCRIPTION OF WARRANTS

We issued Warrants in connection with a Private Placement completed in February 2002 that was exempt from the registration requirements of the Securities Act. The Class A Warrants and Class B Warrants are subject to the terms of a Warrant Agreement and a Registration Rights Agreement and are listed on the Over the Counter Bulletin Board and Pink Sheets, however are not actively traded. Any purchaser of the Class A Warrants or Class B Warrants will be bound by the terms of the individual Warrant and the Registration Rights Agreements. The following is a brief summary of certain provisions of the Class A Warrants and Class B Warrants. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement and the Registration Rights Agreement, forms of which are filed with the SEC as exhibits
3.1 and 3.2, to the Company's registration statement on Form S-3 (file no 333-86510).

EXERCISE PRICE

Each Class A Warrant initially entitled the holder thereof to purchase one share of Common Stock at an exercise price of $2.00. Each Class B Warrant initially entitled the holder thereof to purchase one share of Common Stock at an exercise price of $3.00. The exercise price of the Class A Warrants and Class B Warrants is subject to adjustment as provided below.

EXPIRATION

Unless exercised, the Class A Warrants and Class B Warrants will expire on November 30, 2006.

EXERCISE AND PAYMENT TERMS

Holders of the Class A Warrants and Class B Warrants (collectively, "Warrant holders") may exercise their respective Class A Warrants and Class B Warrants by surrendering the certificate evidencing such Class A Warrants or Class B Warrants (the "Warrant Certificate") to us or to a transfer agent appointed by us, with the notice of exercise properly completed and executed, together with payment of the applicable exercise price. The exercise price may be paid in cash, by certified or official bank check, or by wire transfer. The Class A Warrants and Class B Warrants may be exercised at any time prior to their expiration, in whole or in part (but, in no event, for Class A Warrants or Class B Warrants with an aggregate exercise price of less than $5,000, or such lesser amount representing the aggregate exercise price of the balance of the Class A Warrants or Class B Warrants held by such Warrant holder). Upon proper exercise of a Class A or Class B Warrant or Warrants, we will deliver or cause to be delivered to the Warrant holder or upon the Warrant holder's instructions, a stock certificate representing the whole number of shares of Common Stock to which the Warrant holder is entitled. If less than all of the Class A Warrant or Class B Warrants evidenced by a Warrant Certificate are exercised, we will also issue a new Warrant Certificate reflecting the balance of the Class A Warrants or Class B Warrants, as appropriate. No fractional shares will be issued upon the exercise of the Class A Warrants or Class B Warrants.

ADJUSTMENTS

The exercise price of the Class A Warrants and/or Class B Warrants, and the number of shares of Common Stock purchasable upon the exercise of the Class A Warrants and/or Class B Warrants may be subject to adjustment in certain situations. Upon any such adjustment, we will promptly compute such adjustment and provide the Warrant holders with a certificate setting forth the adjustment and the facts on which it is based.

         o Upon any increase or decrease in the number of outstanding shares of Common Stock, as a class, due to any stock split, reverse stock split, stock dividend, combination, reclassification or similar event, the exercise price and number of shares of Common Stock issuable upon exercise of the Class A Warrants and/or Class B Warrants shall be increased or decreased proportionately as appropriate. No adjustments of any kind will be made for dividends (other than stock dividends), if any, paid on our Common Stock.

         o Upon any (i) reclassification or exchange of Common Stock, (ii) consolidation or merger with or into another corporation (other than a consolidation or merger in which we are the surviving corporation), (iii) sale or transfer of all or substantially all of our assets or (iv) share exchange pursuant to which the outstanding shares of Common Stock are converted into other securities or property, an adjustment will be made to enable the Warrant holders to receive, in lieu of the shares of Common Stock that might otherwise have been purchased upon exercise of the Class A Warrants and/or Class B Warrants, the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Class A Warrants and/or Class B Warrants.

         o If, at any time during the two year period immediately following the closing of the sale of the Units to the Warrant holder, we had issued any shares of Common Stock, warrants or other convertible securities (other than stock grants and stock options to employees or consultants or in connection with merger and acquisition activities) at a price, conversion price or exercise price (including any adjustments thereof) per share less than the then current market price of the Common Stock at the time of issuance, the exercise price of the Class A Warrants and Class B Warrants (initially $2.00 and $3.00, respectively) would be adjusted on a "weighted average" formula basis; provided, however, that if any such adjustment would result in a reduction of the exercise price below $1.348 per share or an increase in the exercise price above $2.00 for the Class A Warrants or $3.00 for the Class B Warrants prior to August 1, 2002, the effective date of such adjustment would have been postponed until August 1, 2002.


WARRANT CALL PROVISIONS

At any time, and from time to time, beginning February 1, 2003, we have the option to call the Class A Warrants upon 20 days prior written notice ("Call Notice) to the Warrant holders in the event that the closing price for our Common Stock equals or exceeds 150% of the exercise price for the Class A Warrants for a period of 10 consecutive trading days during the period of 20 trading days preceding the date of the Call Notice, provided that our Common Stock is trading on a national securities exchange or the Nasdaq SmallCap or National Market System and the shares of Common Stock underlying the Class A Warrants are fully registered for resale. During the Call Notice period Warrant holders shall have the right to exercise their Class A Warrants in accordance with the terms set forth therein. To date, we have not called the Class A Warrants.

At any time, and from time to time, beginning February 1, 2004, we have the option to call the Class B Warrants upon 20 days prior written notice to the Warrant holders in the event that the closing price for our Common Stock equals or exceeds 200% of the exercise price of the Class B Warrants for a period of 10 consecutive trading days during the period of 20 trading days preceding the date of the Call Notice, provided that our Common Stock is trading on a national securities exchange or the Nasdaq SmallCap or National Market System and the shares of Common Stock underlying the Class B Warrants are fully registered for resale. During the Call Notice period Warrant holders shall have the right to exercise their Class B Warrants in accordance with the terms set forth therein. To date, we have not called the Class B Warrants.

WARRANT HOLDER NOT A STOCKHOLDER

The Class A Warrants and Class B Warrants do not confer upon holders any voting, dividend or other rights as stockholders.

SHARES RESERVED FOR ISSUANCE

We have authorized and reserved for issuance the number of shares of Common Stock that will be issuable upon the exercise of all of the outstanding Class A Warrants and Class B Warrants.

AMENDMENT TO WARRANT AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

We must obtain the written consent of each Warrant holder to amend the Warrant Agreement or the Registration Rights Agreement.

                            SELLING SECURITY HOLDERS

The number of shares set forth in the table for the selling security holder represents an estimate of the number of shares of Common Stock selling security holders may offer and sell. The actual number of shares of Common Stock offered in this Prospectus, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued in accordance with Rule 416 under the Securities Act of 1933, as amended.

The applicable percentage of ownership listed below is based on 32,153,036 shares of Common Stock outstanding as of February 8, 2005.


                                      Common Stock      Common Stock       Common Stock
                                   Beneficially Owned      to be         Beneficially Owned
                                    Prior to Offering      Sold            After Offering
                                   ----------------------------------------- -----------------
                   Holder                Number            Number           Number   Percent

Longview Fund LP.(1)                  3,111,267(2)        750,000         2,361,267     7.4%
James F. Brooks (3)                   3,356,000(4)        500,000         2,856,000     8.9%
Rubenstein Investor Relations (5)       100,000(6)        100,000                 0         *
Joseph A. Baratta (7)                   232,000(8)         32,000           200,000         *

                                      6,799,267         1,382,000
                                      ============      =========


*    Less than 1%
**   Assumes all shares included in the offering are sold.
(1) Longview Fund LP is engaged in the business of investing in publicly-traded equity securities for its own account. Longview Fund's principal offices are located at 1324 Howard Ave, #422, Burlingame, CA 94010-4212. Mr. Michael Rudolph has voting and investment control over investments held by Longview Fund.
(2) Includes 1,666,667 shares of common stock issued in connection with the Company's February PIPE and 750,000 shares of common stock issued pursuant a Modification Agreement entered into between the Company and Longview.
(3) Mr. Brooks is the Company's Chief Executive Officer and President and serves as a member of the Company's Board of Directors.
(4) Includes options to purchase 500,000 shares of common stock of the Company at an exercise price of $.20 per share and options to purchase 500,000 shares of the common stock of the Company at an exercise price of $.30 per share. All options are vested as of November 10, 2003 and are exercisable for a period of five (5) years subject to the terms of Mr. Brooks' employment agreement. Also includes options to purchase 100,000 shares of common stock of the Company at an exercise price of $0.15 per share and options to purchase 175,000 shares of common stock of the Company at an exercise price of $0.26 per share. Also includes 1,000,000 five (5) year options issued February 20, 2004 at an exercise price of $0.51 included in the Company's 2004 Stock Incentive Plan. Also includes 1,000,000 five (5) year options issued June 28, 2004 at an exercise price of $0.53 of which 500,000 shares are included in the Company's 2004 Stock Incentive Plan and 500,000 underling shares are included in this Prospectus, all options vested June 28, 2004. Further includes 50,000 options exercisable at $.76 a share and 31,000 shares of common stock in Mr. Brooks' 401k Plan.

(5) Rubenstein Investor Relations has provided consulting and investor relation services for the Company. Rubenstein Investor Relations principal offices are located at 1345 Avenue of the Americas, New York, New York 10105. Mr. Howard Rubenstein has voting and investment control over investments held by Rubenstein Investor Relations.

(6) Includes 100,000 five (5) year warrants to purchase shares of the Company's common stock at $0.75 per share.
(7)  Mr. Baratta provides legal services to the Company.
(8) Includes 200,000 five (5) year options granted as of October 8, 2003 exercisable at $0.30 for consulting services and 32,000 shares granted for legal services.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. A selling security holder may sell its shares from time to time by any method permitted by the Securities Act of 1933. Each selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The shares of our common stock covered by this prospectus will be sold, if at all, by each of the selling security holders named above or their respective pledges, donees, transferees or other successors in interest and not by us.

Each selling security holder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

     o in the over-the-counter market or on a national securities exchange (any of which may include crosses and block transactions);

     o    in privately-negotiated transactions;

     o through broker dealers, who may act as agents or principals, including through ordinary brokerage transactions and transactions in which broker solicits purchasers;

     o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o through one or more underwriters, dealers and agents, on a firm commitment or best effort basis, who may receive compensation in the form of underwriting discounts, concessions or omissions from a seller and/or the purchasers of the shares for whom they may act as agent;

     o    through exchange distributions in accordance with applicable rules;

     o    directly to one or more purchasers;

     o    through agents;

     o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

     o    through short sales of the securities;

     o    in any combination of the above; and

     o    in any other lawful manner.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in a resale.

As noted above, the shares may also be sold pursuant to Rule 144. The selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling security holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling security holders. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

As noted above, the selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling security holders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling security holders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

Each selling security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration.


                                  LEGAL MATTERS

The legality of the shares of Common Stock offered hereby will be passed upon by Baratta & Goldstein. A portion of the shares being registered herein are being issued to BrandPartners' attorney in such law firm for services provided to BrandPartners.



                                     EXPERTS

The consolidated financial statements and schedules of BrandPartners Group, Inc. and subsidiaries as of December 31, 2003, 2002 and 2001, have been audited by Goldstein and Morris Certified Public Accountants, independent auditors and included herein in reliance upon the authority of said firm as experts in accounting and auditing. The consent of Goldstein and Morris permitting the inclusion of consolidated financial statements and schedules of BrandPartners as previously audited is dated as of October 15, 2004 and is not current. BrandPartners is unable to obtain a currently dated consent from Goldstein and Morris its prior auditors due to their resignation as independent auditors effective October 20, 2004 and the firms subsequent discontinuation of public accounting practice and operations.














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